Exhibit 2.2     Stock Purchase Agreement Between the Company and Liu Ming Hui, Liu
    Ming Xing, and Zhao Jianyie, Shareholders of Power Rich Services
    Limited, dated August 1, 2000

STOCK PURCHASE AGREEMENT

Entered into this August 1, 2000, between ASIA SUPERNET CORPORATION, a Colorado corporation (“ASUP”), and LIU MING HUI, LIU MING XING, ZHAO JIANYIE, SHAREHOLDERS of POWER RICH SERVICES LIMITED (collectively called the “Shareholders”).

WITNESSETH:

Whereas Shareholders own 100% of the shares of common stock of Power Rich Services Limited, a British Virgin Islands corporation (the “Company”); and

Whereas Power Rich Services, Ltd. is the beneficial owner of the 100 ordinary shares, representing 74% of the issued and paid-up capital, in the share capital of ChinaNet Communication Limited (“ChinaNet”), a company incorporated under the laws of Hong Kong; and

Whereas ASUP desires to acquire such shares from the Shareholders, and the Shareholders desire to sell the same to the ASUP upon the terms and conditions hereinafter set forth; and

Whereas ASUP has agreed to rescind a prior agreement with the Shareholders dated May 25, 2000, and both parties have agreed to waive their respective rights and obligations under that contract;

Now, therefore, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Purchase and Sale.

The Shareholders shall sell their respective shares in the Company to ASUP, and ASUP shall purchase the same from the Shareholders. Each of the Shareholders is the sole owner of the legal and beneficial interests in the number of shares appearing opposite his name on Exhibit A annexed hereto. ASUP shall not be obligated to purchase any shares of common stock of the Company unless all the shares shall be delivered to it on the Closing Date, in accordance with the provisions of this agreement and in proper form for transfer.

2. Purchase price.

The purchase price will be determined by, and is hereby subject to, third party appraisal, but will not be higher than One Hundred Eighty-six Million Six Hundred and Ninety-six Thousand U.S. Dollars ($186,696,000 USD) for 100% of the total share outstanding on May 25, 2000 for a total issue of 106,683,429 new issue of ASUP shares. As consideration for the shares of the Company, ASUP will issue shares of ASUP to the Shareholders, in proportions of their ownership, at one dollar and seventy-five cents ($1.75 USD) apiece. The purchase price is payable to the Shareholders in the following manner: Shareholders, LIU MING HUI, LIU MING XING, and ZHAO JIANYIE, will receive restricted shares of ASUP subject to SEC Rule 144.

3. Closing date.

The closing of the transactions provided for in this agreement shall be held as ASUP may designate, upon a date, which in no event shall be later than August 31, 2000.

4. Representations and warranties of Shareholders of Power Rich Services, Ltd.

Each of the Shareholders represents and warrants to ASUP that:

         a) Shares. Each of the Shareholders at the Closing Date will have full and valid title to the shares to be delivered by him, and there will be no existing impediment to the sale and transfer of such shares to ASUP. Upon delivery the shares shall be free and clear of all liens, charges, security interests, and encumbrances whatsoever. The shares will be legally issued, fully paid, and nonassessable, and will constitute all of the issued and outstanding shares of the Company. In addition, as of the Closing Date, Exhibit A accurately lists all shareholders and their respective shares.

         b) Shareholders capacity. Each of the Shareholders has full right, power, legal capacity, and authority to enter into this agreement and to sell and deliver to the ASUP the shares to be so sold and delivered by him hereunder.

         c) Corporate status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. and has all corporate power necessary to engage in the business in which it is presently engaged.

         d) Authorized and issued shares. The Company has an authorized capital stock consisting solely of 50,000 shares of $1.00 USD each of capital stock, of which 100 shares are issued and outstanding; none of the issued and outstanding shares are the subject of any voting trust or other agreement relating to the voting thereof or restricting in any way the sale or transfer thereof.

         e) Financial statements. The balance sheet of the Company as at May 1, 2000 (the “Balance Sheet”) and the related statements of income and expenses for the fiscal period ended on that date have been delivered to ASUP, and are true and accurate statements of the financial condition of the Company at May 1, 2000, and of the results of its operations for the fiscal year then ended, prepared in conformity with generally accepted accounting principles consistently applied.

         f) Corporate obligations. As of May 1, 2000, the Company had no obligations or liabilities, contingent or otherwise, which were not provided for (by adequate reserve or otherwise), except (i) as set forth in the Balance Sheet, (ii) liabilities for taxes which may hereafter be disclosed on tax audits, and (iii) vacation pay obligations.

         g) Assets. The Company has good and marketable title to all of its property and assets, including the property and assets reflected in the Balance Sheet as of May 1, 2000 (except property and assets disposed of since such date in the ordinary course of business), in each case subject to no mortgage, pledge, lien, lease, encumbrance, security interest, or charge whatsoever except as disclosed in the Balance Sheet, and except minor liens of a character which in the aggregate are not substantial in amount, do not materially detract from the value of the property or assets subject thereto, or materially impair the operations of the Company.

         h) No material changes. Since May 1, 2000, there have been no undisclosed changes in the nature of the business of the Company, or in its financial condition or property, other than changes arising out of the ordinary course of its business, or obligations, none of which have been materially adverse, and the Company has not incurred any obligations or liabilities, or made any disbursements, other than those in the ordinary course of business and operations.

         i) Employment Contracts. The Company has disclosed all of its employment contracts with key personnel, including directors and officers, to ASUP.

         j) Claims and proceedings. The Company is not a party in any litigation, pending or threatened, nor has any material claim been made or asserted against the Company, nor are there any proceedings threatened or pending before any government agency, or any department, board, body, or agency involving the Company.

         k) Compliance. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws, nor has it defaulted under any agreement or other instrument to which the Company is a party or by which it is bound, other than those of an immaterial or unsubstantial nature.

         l) Payments. The Company is not in default in the payment of any of its obligations.

         m) Dividends. Between May 1, 2000, and the Closing Date, the Company will not pay or declare any dividends on or make any distributions in respect of, or issue, purchase, or redeem, any of its outstanding capital stock.

         n) Intellectual Property. The Company owns, freely and clearly, all patents, trademarks (including “The Company Communications”), service marks, trade names, copyrights, and trade secrets that are or were used in the conduct of the business of the Company.

         o) Certification. The Shareholders shall have delivered to ASUP on the Closing Date a certificate of the Shareholders to the effect that the representations and warranties of the Shareholders contained herein are true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

         p) Financial condition. The Shareholders shall have furnished to ASUP on the Closing Date a certificate or letter from the Treasurer of the Company, as of the Closing Date, stating that there has been no change in the capitalization of the Company nor any change in its financial condition or assets other than changes arising out of the ordinary course of business, none of which have been materially adverse.

5. Indemnification.

The Shareholders shall indemnify ASUP and the Company and hold each of them harmless from any and all loss, liability, and expense, including attorneys’ fees, resulting from or arising out of the operations of the Company, or upon taxes levied, imposed, or assessed by any governmental authority, with respect to the income operations of the Company for all periods prior to May 1, 2000. The Shareholders shall be granted full power and authority to take any and all action with respect to the proceedings, including the right to settle, compromise, and dispose of such proceedings in the name of the Company.

6. Representations and warranties of ASUP.

ASUP represents and warrants to each of the Shareholders that:

         a) Corporate status. ASUP is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Colorado.

         b) Authorization. The execution and delivery of this agreement by ASUP will be duly authorized by proper corporate action.

7. Operation during interim period.

From the date hereof to the Closing Date, the Shareholders shall continue to conduct the business and operations of the Company in the same manner in which they have heretofore been conducted, and shall maintain its books of account in a manner which fairly and accurately reflects its income, expenses, and liabilities in accordance with generally accepted accounting principles consistently applied. During such period, unless ASUP may have given its consent thereto in writing, the Company will not, and the Shareholders will not cause the Company to:

         a) Liabilities. Incur any obligation or liability, absolute or contingent, other than current liabilities incurred in the ordinary and usual course of its business.

         b) Debts and loans. Incur any indebtedness for borrowed money; make any loans or advances to any individual, firm, or corporation, or assume, guarantee, endorse, or otherwise become liable for the obligations of any other individual, firm, or corporation.

         c) Dividends and stock. Declare or pay any dividends on its capital stock, or otherwise acquire for value any of its outstanding capital stock, or issue, sell, or contract to sell any equity or debt securities.

         d) Assets. Subject any of its properties or assets to any mortgage, pledge, security interest, or lien, except encumbrances of the character heretofore incurred in the ordinary and usual course of its business; sell or transfer any or its properties; or use any of its assets or properties except for proper corporate purposes.

         e) Business. Make any investment of a capital nature, enter into any long-term contracts or commitments, or modify, amend, or terminate any existing agreement except in the ordinary and usual course of its business.

8. Directors.

ASUP agrees to perform, by the Closing Date, the necessary acts to allow expansion of the number of ASUP’s directors to six. The Shareholders will be entitled to name four Directors to the Board of ASUP (“ChinaNet Directors”), joining the existing two Directors (“Existing Directors”). The implementation of this provision is subject to proper corporate action by ASUP. ASUP shall not reasonably delay in implementing this provision.

9. Corporate Name.

ASUP shall have to the right to change its corporate name to ChinaNet Communications, Inc., do business under that mark, and utilize all lawful rights of that mark. Shareholders will transfer, or execute, all documents necessary to provide ASUP with the legal right to the corporate name, and trademark, of “ChinaNet Communications”. The mark “Asia SuperNet” shall be given to Fai Chan, and its use, in any form, is subject to approval by Fai Chan.

10. Option to Purchase Shares in ASUP.

After the Closing Date, options to purchase shares in ASUP shall occur in the following manner:

        a) The ChinaNet Directors may allocate up to seventy-five (75) percent of the options to purchase shares in ASUP, or its successor company, to Directors and employees.

        b) Fai Chan may allocate up to twenty-five (25) percent of the options to purchase shares in ASUP, or its successor company, to Directors and employees.

11. Access to books and records.

From the date of this agreement to the Closing Date, the Shareholders will give representatives of the ASUP free access to the Company’s offices, records, files, books of account, and tax returns, provided the same shall not unreasonably interfere with its normal operations.

12. Binding effect.

This agreement shall inure to the benefit of and be binding upon ASUP and the Shareholders and their respective heirs, executors, administrators, successors, and assigns.

13. Survival, limited recourse.

All representations and warranties shall survive the closing of the transactions hereunder, provided, however, that the liability of each Shareholders arising out of or in connection with the breach of covenants, warranties, or representations made herein shall be limited to the amount of consideration which such Shareholders shall receive hereunder.

14. Notices.

Any notice, report, or demand required or permitted by any provision of this agreement shall be deemed to have been sufficiently given for all purposes if it is sent by registered mail, postage prepaid, addressed as follows:

         If to the Shareholders, to:

         Room 2109, China Resources Building
         26 Harbour Road, Wan Chai, Hong Kong

or to any other address as shall be designated from time to time by the Shareholders. If to ASUP, to:

         Suite 3200, 32nd Floor, 1700 Lincoln Street
         Denver, CO 80203 USA

15. Counterparts.

This agreement may be executed in any number of counterparts, each of which shall be an original, but all such counterparts shall constitute one and the same instrument.

16. Governing Law.

This agreement shall be governed by the laws of the State of Colorado, USA.

17. Waiver.

No failure by the Parties to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available on a breach thereof, and no acceptance of full or partial remedy during the continuance of any such breach, shall constitute a waiver of any such breach, term, or condition. No waiver of any breach shall affect or alter any term or condition in this Agreement, and each such term or condition shall continue in full force and effect with respect to any other existing or subsequent breach thereof.

In witness whereof the parties have executed this agreement, the day and year first above written.

ASIA SUPERNET CORPORATION                THE SHAREHOLDERS

/s/  Fai Chan                            /s/  Liu Ming Hui
--------------------------------------   -------------------------------------
Fai Chan                                 Liu Ming Hui

                                         /s/  Liu Ming Xing
                                         -------------------------------------
                                         Liu Ming Xing

                                         /s/  Zhao Jianyie
                                         --------------------------------------
                                         Zhao Jianyie

EXHIBIT A

NAME OF SHAREHOLDERS            NO. OF SHARES IN THE COMPANY
--------------------            ----------------------------
Liu Ming Hui                                 73
Liu Ming Xing                                10
Zhao Jianyie                                 17